UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 6, 2013

GULFPORT ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19514	73-1521290
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14313 North May Avenue Suite 100 Oklahoma City, OK	73134
(Address of principal executive offices)	(Zip code)

(405) 848-8807

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 6, 2013, Gulfport Energy Corporation (the “Company”) announced that its Board of Directors appointed Michael G. Moore as the Company’s President effective as of that date. Mr. Moore will continue to also serve as the Company’s Chief Financial Officer and Secretary, positions he has held since July 2000. Mr. Moore’s biography, the description of the compensatory arrangements and any other material plan, contract or arrangement with the Company to which Mr. Moore is a party and, to the extent applicable, the information required by Item 404(a) of Regulation S-K are included in the Company’s definitive proxy statement filed by the Company with the Securities and Exchange Commission on April 30, 2013, as subsequently supplemented by the Company.

Effective August 6, 2013, the Company’s Board of Directors also appointed Stuart Maier as its Vice President of Geosciences and Steve Baldwin as its Vice President of Reservoir Engineering.

Mr. Maier has served as a Geological/Geophysical Manager of the Company since May 1998. From 1993 to May 1998, he had served as Senior Geologist with DLB Oil & Gas. From 1992 until joining DLB Oil & Gas, Mr. Maier was a consulting geologist/geophysicist and, from 1981 to 1991, Mr. Maier was a geologist/geophysicist with The Anschutz Corporation, an oil and natural gas exploration and production company. From 1979 to 1981, Mr. Maier was a production geologist for Gulf Oil Exploration and Production Company. From 1977 to 1979, Mr. Maier was a well site geologist. Mr. Maier received a Bachelor of Science degree in geology from the University of Missouri. Mr. Maier is a member of the American Association of Petroleum Geologists.

Mr. Baldwin has served as a Senior Reservoir Engineer of the Company since October 2006. From 2001 through September 2006, he served as Senior Reservoir and Acquisition Engineer for Chaparral Energy Inc. From 1996 to 2001 he served as Senior Operations Engineer for Saba Energy of Texas, Inc. Prior to that he served as Operations Manager for Merrico Resources. Mr. Baldwin began his career with Mobil Oil Corporation after receiving his Bachelor of Science degree from the University of Oklahoma. Mr. Baldwin is a member of the Society of Petroleum Engineers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GULFPORT ENERGY CORPORATION

Date: August 12, 2013	By:	/s/ JAMES D. PALM
James D. Palm Chief Executive Officer